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                                                                 Exhibit (c)(11)


                  IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                        IN AND FOR THE NEW CASTLE COUNTY


         LESLIE SUSSER,                        )  Civil Action No. 15489NC
                                               )
                              Plaintiff,       )
                   -against-                   )
                                               )
         LLOYD M. KUNIMOTO, PATRICK J.         )
         FORTUNE, ROBERT T. FRALEY, MICHAEL    )
         R. HOGAN, JOHN E. ROBSON, HENDRICK    )
         A. VERAFILLE, HOWARD D. PALEFSKY,     )
         ROGER H. SALQUIST, ALLEN J.           )
         VANGELOS, MONSANTO COMPANY and        )
         CALGENE, INC.,                        )
                                               )
                              Defendants.      )


                             CLASS ACTION COMPLAINT

                   Plaintiff, by his attorneys, alleges upon information

         and belief, except as to paragraph 2 which plaintiff alleges upon knowledge:

                   1.  Plaintiff Leslie Susser brings this action on

         behalf of himself and all other public stockholders of defen-

         dant Calgene, Inc. ("Calgene" or the "Company"), who are simi-

         larly situated seeking to enjoin the proposed freeze out of

         Calgene's public shareholders by defendant Monsanto Company

         ("Monsanto") for grossly inadequate consideration or, alterna-

         tively, seeking rescission or rescissory damages in the event that the transaction complained of is consummated.  The pro-

         posed transaction, if consummated, will eliminate the equity interests of Calgene's public stockholders.  Plaintiff and the class are entitled to the relief sought herein because the
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         transaction and the acts of defendants in connection therewith constitute self-dealing, deception, overreaching and a breach of their fiduciary duties owed to Calgene and its public stock-

         holders by defendants.

                   2.  Plaintiff is and has been a stockholder of

         Calgene at all relevant times.

                   3.  Defendant Calgene, is a Delaware corporation,

         with its principal offices located at 1920 Fifth Street, Davis,

         California, is an agricultural biotechnology company.  Calgene has approximately 66.6 million shares of common stock outstand-

         ing.  Of the 66.6 million shares of outstanding Calgene common stock, 36.4 million shares (or 54.6%) are owned by defendant

         Monsanto.

                   4.  Defendant Lloyd M. Kunimoto ("Kunimoto") is

         President, Chief Executive Officer and a director of the Com-

         pany.  By virtue of his positions at the Company, Kunimoto owes his continued employment and salary to the good graces of Mon-

         santo.

                   5.  Defendants Patrick J. Fortune ("Fortune"), Robert

         T. Fraley ("Fraley"), Michael R. Hogan ("Hogan"), John E.

         Robson ("Robson") and Hendrick A. Verafille ("Verafille") are

         and were at all times relevant hereto, members of the Boards of both Calgene and Monsanto.  They are sometimes referred to herein as the "Interlocking Directors."


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                   6.  Defendants Howard D. Palefsky ("Palefsky"), Roger

         H. Salquist ("Salquist") and Allen J. Vangelos ("Vangelos") are

         and were at all times relevant hereto, members of the board of

         Calgene.

                   7.  As directors, officers and/or controlling share-

         holder of Calgene, defendants are in a fiduciary relationship with plaintiff and the other public stockholders of Calgene and owe to them the highest obligations of good faith, fair deal-

         ing, loyalty and care.


                            CLASS ACTION ALLEGATIONS


                   8.  Plaintiff brings this action on his own behalf

         and as a class action, pursuant to Rule 23 of the Rules of the

         Court of Chancery, on behalf of all stockholders of Calgene

         (except the defendants herein and any person, firm, trust, cor-

         poration, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with loss of their equity interest in Cal-

         gene through the wrongs complained of herein.

                   9.  This action is properly maintainable as a class

         action for the following reasons:

                   (a)  The class is so numerous that joinder of all

         members is impracticable.  The shares of Calgene in public hands are held of record by more than three thousand persons.

                   (b)  There are questions of law and fact which are

         common to the class including, inter alia, the following:


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                   (c)  whether defendants have engaged in a plan and

         scheme to enrich Monsanto and the Individual Defendants at the expense of Calgene and its public stockholders;

                        (1)  whether defendants have breached their

         fiduciary and other common law duties owed by them to plaintiff and the other public shareholders by agreeing to the transac-

         tion complained of; and

                        (2)  whether plaintiff and the other members of

         the class would be irreparably damaged if the transaction com-

         plained of herein is consummated.

                   10.  Plaintiff is committed to prosecuting this ac-

         tion and has retained competent counsel experienced in litiga-

         tion of this nature.  The claims of plaintiff are typical of the claims of other members of the class and plaintiff has the same interests as the other members of the class.  Plaintiff is an adequate representative of the class and will fairly and adequately protect the interest of the class.


                             SUBSTANTIVE ALLEGATIONS

                   11.  The transaction complained of by plaintiff comes

         at a time when Calgene has consistently reported improved pros-

         pects and is poised to continue its growth in the future.

                   12.  On October 30, 1996, Calgene received a U.S.

         patent for a protein that will allow the company to harvest canola that contains higher concentrations of laurate, a key raw material used in the manufacture of soap, detergent and


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         personal care products.  Calgene said the patent allows the company to control the middle position, which will allow

         Calgene to produce canola oil that has a 60% laurate content.

                   13.  On November 13, 1996, Monsanto bought 6.25 mil-

         lion newly issued common shares of Calgene at $8 a share for a total of $50 million which brought Monsanto's equity interest in Calgene to approximately 54.6%.

                   14.  On December 3, 1996 Calgene received a U.S.

         patent for its method of controlling the concentration of genes in plant plastids.  This marks the third patent Calgene has received involving the integration of foreign genes into plant plastids.

                   15.  On December 17, 1996, Calgene announced that

         Saskatchewan Wheat Pool ("SWP") and Calgene plan to jointly develop and produce "value-added genetically engineered" canola oil products in Canada.  Calgene said that, under the agree-

         ment, SWP will combine its own breeding program with Calgene's genetically engineered oils to develop "Canadian-adapted, spe-

         cialty canola varieties."

                   16.  On January 28, 1997 Calgene announced that it

         received an offer by Monsanto to acquire the 45% stake of

         Calgene common stock it does not already own for $7.25 per share (the "Monsanto Offer").

                   17.  The Monsanto Offer does not provide for the

         value the Calgene shares are actually worth or will be worth


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         due to its future prospects.  For example, Monsanto, itself as recently as November 13, 1996, 2 1/2 months prior to the

         Monsanto Offer paid $8 per Calgene share. The price paid by

         Monsanto preceded positive information which have improved

         Calgene's prospects.

                   18.  Monsanto timed the announcement of the proposed

         transaction to place an artificial lid on the market price of

         Calgene's common stock to justify a price that is unfair to

         Calgene's public stockholders.

                   19.  The proposed transaction is wrongful, unfair and

         harmful to Calgene and its public stockholders, and represents an attempt by Monsanto to promote its own financial position and interest at the expense of, and the detriment of, Calgene's public stockholders.  The transaction will eliminate the owner-

         ship of Calgene common stock by class members.

                   20.  By virtue of Monsanto's dominance and control

         over Calgene, Monsanto has engaged in a plan involving acts which are grossly unfair to plaintiff and the other members of the class.  The purpose of the plan is to enable Monsanto to acquire 100% equity ownership of Calgene and its assets for its own benefit, and at the expense of the other Calgene stock-

         holders who will be deprived of their equity investment and the benefits to accrue thereafter, for a grossly inadequate price.

                   21.  Because defendants dominate and control the

         business and corporate affairs of Calgene, and possess private


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         corporate information concerning Calgene's assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between defendants and Calgene's public stockholders which makes it inherently unfair for

         Monsanto to pursue the transaction at the expense of Calgene and class members.

                   22.  Because of Monsanto's overwhelming control over

         Calgene, all of Calgene's directors who will be considering the transaction, and the entire Board of Directors, no third party,

         as a practical matter, can attempt any bid for Calgene, as the success of any such bid would require the consent and coopera-

         tion of Monsanto.  Thus, Calgene will not be exposed to a mar-

         ket check to ascertain the fair value of the Company's assets and future prospects or its improving financial performance.

                   23.  The proposed transaction serves no legitimate

         business purpose of Calgene but rather is an attempt by defen-

         dants to unfairly benefit Monsanto from the transaction at the expense of Calgene's public stockholders.  The proposed trans-

         action will, for a grossly inadequate consideration, deny

         plaintiff and the other members of the class their right to share proportionately in the future success of Calgene and its valuable assets, while permitting Monsanto to benefit from the transaction.

                   24.  Unless enjoined by this Court, defendants will

         continue to breach their fiduciary duties owed to plaintiff and


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         the class, and will consummate and close the transaction and

         Monsanto will succeed in its plan to enrich itself by paying

         Calgene shareholders inadequate consideration for their shares of Calgene common stock.

                   25.  Plaintiff has no adequate remedy at law.

                   WHEREFORE, plaintiff prays for judgment and relief as

         follows:

                   (1)  Preliminarily and permanently enjoining

         defendants and their counsel, agents, servants, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the transaction

         complained of;

                   (2)  In the event the transaction is consummated,

         awarding rescission or rescissory damages to the class;

                   (3)  Awarding compensatory damages to the class;

                   (4)  Awarding plaintiff the costs and expenses of

         this action, including reasonable counsel and expert fees; and

                   (5)  Awarding such other and further relief as may be

         necessary and appropriate.


                                            ROSENTHAL, MONHAIT, GROSS &
                                              GODDESS, P.A.



                                            /s/
                                            ------------------------------------
                                            Suite 1401, Mellon Bank Center
                                            P.O. Box 1070
                                            Wilmington, Delaware  19899
                                            (302) 656-4433

                                            Attorneys for Plaintiff


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         OF COUNSEL:

         ABBEY, GARDY & SQUITIERI, LLP
         212 East 39th Street
         New York, New York 10016
         (212) 889-3700


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